Exhibit 10.34

June 25, 2019

Robert Forrester

346 Gay Street

Westwood, MA 02142

Dear Robert:

As we have agreed, you have resigned your employment with Verastem, Inc. (the “Company”) and your position on the Verastem Board of Directors, and the Company has accepted that resignation, effective June 21, 2019 (the “Separation Date”).  Any capitalized term that is not defined herein shall have the same meaning as defined in the Amended and Restated Employment Agreement between you and the Company dated as of November 22, 2013 (the “Employment Agreement”). The purpose of this letter (the “Agreement”) is to confirm the terms concerning your separation from employment, as follows:

1. Final Salary and Vacation Pay.  In signing this Agreement, you acknowledge that you have received pay for all work you have performed for the Company through the Separation Date, to the extent not previously paid.  Since, in accordance with Company policy, you have no accrued vacation days as of the Separation Date, you will not receive any pay for such vacation time.  You will receive the payments described in this Section 1 regardless of whether or not you elect to sign this Agreement.

2. Severance Benefits.  In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder and under the Confidentiality Agreement (as defined below), and in full satisfaction of any rights that you have under the Employment Agreement, the Company will provide you with the following severance benefits:

a. The Company will pay you your salary, at your final base rate of pay, for a period of thirteen (13) months following the Separation Date.  Payments will be made in the form of salary continuation, and will begin on the Payment Commencement Date.  The first payment will be retroactive to the day immediately following the Separation Date.

b. If you are enrolled in the Company’s group medical and/or dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as “COBRA,” or similar applicable state law (together, “COBRA”).  You may make such an election whether or not you accept this Agreement.  However, if you accept this Agreement and you timely elect to continue your participation and that of your eligible dependents in the plans, the Company will pay or, at its option, reimburse you for the full premium cost of that participation until the earlier of the conclusion of thirteen (13) months following the Separation Date or the date that you

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become eligible to enroll in the health (or, if applicable, dental) plan of a new employer.  Payments will begin on the Payment Commencement Date.  The first payment will be retroactive to the day immediately following the Separation Date.  If the Company’s contributions end before your entitlement to coverage under COBRA concludes, you may continue such coverage by paying the full premium cost yourself.  Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium amounts, as described under this Section 2(b), would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), or any other applicable law, in each case, it shall gross up the such payments' tax consequences, if any, to you.  Notwithstanding the foregoing, if the payment or reimbursement by the Company of the premium costs, including payment of any gross up for any tax consequences, described in the preceding sentence, will subject or expose the Company to taxes or penalties, you and the Company agree to work together in good faith efforts to renegotiate the provisions of this section and to enter into a substitute arrangement pursuant to which the Company may not be subjected or exposed to taxes or penalties but which will not adversely affect the full economic value to you of the benefits promised by this provision.  For avoidance of any doubt, nothing in this provision will require you to accept any renegotiated agreement that would disadvantage you economically or required that you accept a lesser quality of health care coverage for yourself or your family.

3. Acknowledgement of Full Payment and Withholding.

a. You acknowledge and agree that the payments provided under Section 1 of this Agreement are in complete satisfaction of any and all compensation and benefits due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date, except as expressed provided herein and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid or provided to you.

b. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.

4. Status of Employee Benefits, Paid Time Off, Expenses and Equity.

a. Except as otherwise provided in Section 2 or required by applicable law, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans.  You will not continue to earn vacation, paid time off or other similar benefits after the Separation Date or be reimbursed for any expenses incurred after the Separation Date that have not otherwise been approved in writing by the Company.  You will receive information about your COBRA continuation rights under separate cover.

b. You agree that, within four (4) weeks immediately following the Effective Date (as defined below), you will submit your final expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and, in accordance with Company policy, reasonable substantiation and documentation for the same. The Company will reimburse you for your authorized and documented expenses pursuant to its regular business practice.

c. All unvested stock options granted by the Company to you prior to the Separation Date which as of the Separation Date are outstanding and, by their terms, vest only based on the passage of time and which would have vested during the twenty-five (25) month period immediately following the Separation Date, shall, notwithstanding the terms of the stock or equity compensation plans and award agreements to which such stock options are subject, automatically become fully vested as of the Effective Date, on the condition that you have timely executed this Agreement and it remains effective on the Effective Date.  In addition, all other unvested stock options granted by the Company to you prior to the Separation Date, the vesting of which are based on individual or Company performance and that are outstanding as of the Separation Date shall, notwithstanding the terms of the stock or equity compensation plans and award agreements to which such stock options are subject, for the twenty-five (25) month period immediately following the Separation Date, remain outstanding and eligible to vest based on the achievement of the individual or Company performance metrics to which such awards are subject, in each case subject to the condition that you have timely executed this Agreement and it remains effective on the Effective Date. For the avoidance of doubt, all stock options held by you that have not vested as of or on July 21, 2021 shall automatically terminate and be forfeited without further action on the part of the Company. All stock options that have vested as of or on July 21, 2021 shall, notwithstanding the terms of the stock or equity compensation plans and any applicable award agreements to which such stock options are subject, remain exercisable through July 21, 2022, and shall automatically terminate and be forfeited without further action on the part of the Company if such stock options have not been exercised on or before July 21, 2022.

d. In the event of any conflict between the vesting provisions applicable to the equity-based awards set forth in this Section and the terms of the sock or equity compensation plans and any applicable award agreements, the provisions of this Section shall govern.

e. Within ten (10) business days of the complete execution of this Agreement, the Company shall reimburse you for reasonable legal expenses incurred or paid by you in connection with providing advice to you concerning the conclusion of your employment with the Company, including but not limited to the drafting and execution of this Agreement and any other Agreement(s) concerning your continued provision of services to the Company following the Separation Date, up to a maximum of twelve thousand dollars ($12,000).

f. You and the Company are contemporaneously entering into a separate consulting agreement, setting forth the terms of your continued service to the Company as an independent contractor immediately following the Separation Date (the “Consulting Agreement”).  Except as expressly provided herein or in the Consulting Agreement, and notwithstanding anything to the contrary set forth in the Company’s Amended and Restated 2012 Incentive Plan or any award agreement between you and the Company thereunder, all  stock options granted to you will cease to vest as of the Separation Date, and any unvested stock options shall be forfeited.

5. Confidentiality, Non-Disparagement, and Continuing Obligations.

a. You acknowledge and agree that you will continue to comply with your obligations under the Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement between you and the Company dated as of October 7, 2014 (the “Confidentiality Agreement”) that survive the termination of your employment by necessary implication or the terms thereof.

b. Subject to Section 7(b) of this Agreement and except as may be required by applicable law or legal process, you agree that you will not disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and that you will not otherwise do or say anything that could reasonably be expected to disrupt the good morale of employees of the Company.  The Company agrees that, by and through its Board of Directors and officers, it shall not disparage or criticize you nor will it do or say anything that could reasonably be expected to damage your personal or professional reputation or interests.  Additionally, for the avoidance of all doubt, nothing in this Section prohibits the Parties from responding candidly as required by law.

6. Return of Company Documents and Other Property.  Except as may be agreed is necessary given your ongoing consulting relationship, in signing this Agreement you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) that is proprietary and related to the business of the Company and its Affiliates (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control.  The Company agrees that, notwithstanding the foregoing, you may retain your computer, and to the extent the Company may have assisted in the purchase of your cell phones, your cell phone(s); provided that, you represent that you have already deleted or shall promptly delete from the computer’s and cell phone’s hard drive or files any Company proprietary information.  Further, you represent and warrant that you have not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company or any of its Affiliates. You also agree that if you should later discover any document or other property of the Company or any of its Affiliates in your possession, you will immediately return it to the Company and delete it from your possession.  You agree that you will not, following the Separation Date, for any purpose, attempt to access or use any computer or computer network or system of the Company or any of its Affiliates, including without limitation the electronic mail system.  Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.  It is, however, understood and agreed that you may retain possession of and access to certain Company property, equipment, and documents as expressly directed by the Company in order to fulfill your obligations under the Consulting Agreement.

7. General Release and Waiver of Claims.
a. In exchange for and in consideration of the special severance pay and other benefits provided to you under this Agreement, which are conditioned on your signing of this Agreement,

to which you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, and beneficiaries, and all others claiming through you, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or your other association with the Company or any of its Affiliates or the termination of the same or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the wage and hour, wage payment and/or fair employment practices laws and statutes of the state or states in which you have provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement, and you hereby release and forever discharge the Company, its subsidiaries and other Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, investors, joint venturers, general and limited partners, employees, employee benefit plans, administrators, trustees, agents, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities, to the extent that each and any individual has an affiliation with the Company that is known to you, from any and all such causes of action, rights and claims.

b. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that you hereby agree to waive your right to recover monetary damages or other individual relief in any such charge, investigation or proceeding, or any related complaint or lawsuit filed by you or anyone else on your behalf.   Further, nothing contained in this Agreement or the Confidentiality Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.  Additionally, nothing in this Release shall limit or otherwise restrict your rights as follows: (i) to bring claims for indemnification in your capacity as an officer or director of the Company under the Company's Certificate of Incorporation, Bylaws or agreement, if any, providing for director or officer indemnification;  (ii) to receive insurance payments under any policy maintained by the Company that would otherwise apply to you; (iii) to receive retirement benefits that are accrued and fully vested as of your Separation Date under such plans protected by ERISA.  Additionally, this release shall not prevent you from defending yourself against a released party in the event that any such released party initiates legal action against you pertaining to events or circumstances arising prior to the effective date of this release (other than a legal action that solely alleges claims involving or arising out of a violation of law that would constitute a felony or other crime involving moral turpitude by you that amounts to criminal misconduct on your part).   In such a circumstance, this release shall be null and void as against the party initiating litigation alone, and you may bring any counter-claim you may have against that party.

c. In signing this Agreement, you acknowledge your understanding that you may consider the terms of this Agreement for up to twenty-one (21) days from the date you receive it.  You also acknowledge that you are hereby advised by the Company to seek the advice of an attorney prior to signing this Agreement; that you have had sufficient time to consider this Agreement and to consult with an attorney, if you wished to do so, or to consult with any other person of your choosing before signing; and that you are signing this Agreement voluntarily and with a full understanding of its terms.

d. You further acknowledge that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.  You understand that you may revoke this Agreement at any time within seven (7) days of the date of your signing by written notice to the Lead Director of the Company’s Board of Directors and that this Agreement will take effect only upon the expiration of such seven-day revocation period and only if you have not timely revoked it (the “Effective Date”).

8. Miscellaneous.

a. This Agreement, together with the Consulting Agreement, constitutes the entire agreement between you and the Company and its Affiliates and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms, and your rights and obligations with respect to your vested options.

b. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an authorized representative of the Company.  The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

c. The obligation of the Company to make payments to you or on your behalf under this Agreement, and your right to retain the same, is expressly conditioned upon your continued full performance of your obligations under this Agreement and the Confidentiality Agreement.

d. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction.  You agree to submit to the exclusive jurisdiction of the courts of and in the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to Cathy Carew within twenty-one (21) days of the date you receive it.  You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by notifying the Lead Director of the Company’s Board of Directors in writing of your revocation within that period.  If you do not revoke this Agreement, then, on the eighth day following the date that you signed it, this Agreement shall take effect as a legally binding agreement between you and the Company on the basis set forth above.  You agree that if there have been any changes to a prior version of this Agreement (material or immaterial), the 21 day consideration period will not be reset.  The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,

Verastem, Inc.

By:/s/ Dr. Michael Kauffman

Dr. Michael Kauffman

Lead Director

Accepted and agreed:

Signature:  /s/ Robert Forrester

      Robert Forrester

Date: June 25, 2019

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